Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Independent Auditors” in the Registration Statement (Form S-4) and related Prospectus of Chattem, Inc. for the registration of its $75,000,000 Floating Rate Senior Notes due 2010 and the registration of its $125,000,000 7% Senior Subordinated Notes due 2014 and to the inclusion and incorporation by reference therein of our report dated January 20, 2004, with respect to the consolidated financial statements of Chattem, Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 2003 and our report dated February 16, 2004 on the related financial statement schedule also included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee

March 19, 2004